                                                                    Exhibit 99.1


Press Release

8100 AMF Drive                     Contact:   Stephen E. Hare
Richmond, VA 23111                            Chief Financial Officer
                                              (804) 730-4401

--------------------------------------------------------------------------------

For Immediate Release
January 17, 1997


         AMF Bowling Worldwide to Acquire American Recreation Centers
         ------------------------------------------------------------


Richmond, Virginia and Rancho Cordova, California, January 17, 1997 -- AMF Bowling Worldwide and American Recreation Centers, Inc. (Nasdaq; AMRC) announced today that AMF Bowling Centers, Inc. and AMRC have entered into a merger agreement; pursuant to which AMF will acquire AMRC for $8.50 per share in cash. The purchase price, after reflecting the assumption of AMRC's outstanding debt and the purchase of certain joint venture interests, represents a transaction with a total value of approximately $70 million. The boards of directors of both companies unanimously approved the merger. The transaction is subject to a number of conditions, including governmental and shareholder approval, and is expected to close during the second quarter of 1997.

American Recreation Centers operates 43 bowling centers located in six states including California, Texas, Oklahoma, Wisconsin, Kentucky and Missouri. For the year ended May 29, 1996, American Recreation Centers reported revenue of $46.1 million and net income of $3.2 million.

AMF bowling worldwide was formed May 1996 as a result of the acquisition of AMF's Bowling Products and Bowling Centers operations by an investor group led by an affiliate of Goldman, Sachs & Co. AMF currently owns and operates 342 bowling centers in eleven countries.

Douglas J. Standard, President of AMF Bowling Worldwide, said "American Recreation Centers is another major step in our strategy to grow AMF's Bowling Centers business through our ongoing acquisition program."

Robert A. Crist, President of American Recreation Centers, Inc., said, "I have enjoyed my tenure at AMRC and will miss it. Our Board's goal has always been to maximize shareholder value and we believe this transaction achieves such a goal. We believe this transaction is in the best interest of AMRC's shareholders."

                             --------------------

AMF Bowling Worldwide, headquartered in Richmond, Virginia, is the largest owner and operator of bowling centers in the world and one of the world's leading manufacturers and marketers of bowling products.